Form 10-K, Exhibit 13
period 1995-12-31
HERITAGE BANCORP INC /PA/
filed 1996-03-29
CIK 714309

                                                                      Exhibit 13


Financial Highlights


                                    1995           1994        % Change
                                  --------       --------      --------
                                  (in thousands - except per share data)
For the Year:
   Interest income.............   $ 23,230       $ 21,158         9.79%
   Interest expense............      8,777          7,267        20.78
   Net interest income.........     14,453         13,891         4.05
   Net income..................      3,409          3,712        (8.16)
   Return on:
    Average assets.............       1.13%          1.21%       (6.61)%
    Average equity.............       9.29          10.47       (11.27)
At Year End:
   Assets......................   $303,243       $313,489        (3.27)%
   Deposits....................    253,050        257,565        (1.75)
   Loans.......................    172,158        179,822        (4.26)
   Stockholders' equity........     38,016         35,578         6.85
Per Share Data:
   Net income..................   $   1.73       $   1.87        (7.49)%
   Dividends...................        .90            .84         7.14
   Book value..................      19.54          17.92         9.04

   Stockholders of record......       1206           1244        (3.05)%
   Employees-
    full time equivalent.......        155            179       (13.41)%

On March 1, 1995, Miners National Bancorp, Inc. combined with Bankers' Financial Services Corporation. Simultaneously, Miners amended its Articles of Incorporation and changed its name to Heritage Bancorp, Inc. The combination was accounted for as a pooling of interests, and accordingly all prior years' financial information has been restated to include Bankers.

Per share data has been restated to give effect to the 5-for-4 stock split, in the form of a 25% stock dividend, issued on April 27, 1994.

Dividends per Share

[CHART APPEARS HERE]

Earnings per Share

[CHART APPEARS HERE]

                                                 Market and Dividend Information


The common stock of Heritage Bancorp, Inc. is traded in the over-the-counter market under the symbol HBCI and is listed in the National Market System of NASDAQ.

The following table sets forth the approximate range of high and low bid prices, and the closing price, for the holding company common stock and dividends declared for each quarter of 1995 and 1994.

                                  Stock Price
                                     Range                Dividends
                         ----------------------------     Declared
     1995                  Low       High      Close      Per Share
     ----                  ---       ----      -----      ---------
First Quarter........    $24.50  -  $26.25     $24.50        $.21
Second Quarter.......     24.00  -   26.00      25.00         .23
Third Quarter........     24.06  -   25.75      24.25         .23
Fourth Quarter.......     24.00  -   25.50      25.25         .23

     1994
     ----
First Quarter........    $21.20  -  $23.60     $22.80        $.21
Second Quarter.......     23.00  -   25.50      25.50         .21
Third Quarter........     23.50  -   25.50      24.50         .21
Fourth Quarter.......     24.50  -   26.00      25.25         .21

The following brokers are market makers for the Heritage Bancorp, Inc. common stock:

F. J. Morrissey & Co., Inc.    Hopper Soliday & Co., Inc.      Carr Securities Corp.
Telephone: (800) 842-8928      Telephone:  (800) 562-6371      Telephone:  (800) 221-2243

Legg Mason Wood Walker Inc.    Fahnestock & Co., Inc.          McConnell, Budd, & Downes, Inc.
Telephone:  (800) 643-1892     Telephone:  (800) 221-5588      Telephone:  (800) 538-6957

Sandler O'Neill & Partners     Janney Montgomery Scott, Inc.
Telephone:  (800) 635-6851     Telephone:  (800) 526-6397


Market Value vs. Book Value

[GRAPH APPEARS HERE]

Selected Financial Data


The following table sets forth selected financial data for the last five years.

                                                              Year Ended December 31,
                                                 1995       1994       1993       1992       1991
                                               --------   --------   --------   --------   --------
                                                          (in thousands except per share)
Interest income..........................      $ 23,230   $ 21,158   $ 20,829   $ 21,628   $ 23,131
Interest expense.........................        (8,777)    (7,267)    (7,401)    (9,028)   (11,790)
                                               --------   --------   --------   --------   --------

   Net interest income...................        14,453     13,891     13,428     12,600     11,341
Provision for loan losses................          (310)      (622)      (764)      (677)      (248)
Other income.............................         1,747      1,864      1,669      1,652      1,556
Other expense............................       (10,927)    (9,944)    (9,489)    (9,069)    (8,804)
                                               --------   --------   --------   --------   --------

   Income before income taxes............         4,963      5,189      4,844      4,506      3,845
Income taxes.............................         1,554      1,477      1,255      1,278        986
                                               --------   --------   --------   --------   --------

   Net Income............................      $  3,409   $  3,712   $  3,589   $  3,228   $  2,859
                                               ========   ========   ========   ========   ========

Per share data:
   Net income............................      $   1.73   $   1.87   $   1.82   $   1.64   $   1.45
   Cash dividends........................          0.90       0.84       0.77       0.72       0.69
   Book value - December 31..............         19.54      17.92      17.61      16.52      15.55
   Market price - December 31............         25.25      25.25      21.20      16.32      15.36


Cash dividends...........................      $  1,766   $  1,572   $  1,447   $  1,377   $  1,231

Total assets.............................      $303,243   $313,489   $301,103   $294,006   $272,806
Total deposits...........................       253,050    257,565    252,891    247,784    238,890
Total equity.............................        38,016     35,578     34,495     32,235     30,275

Per share data has been restated to give effect to the 5-for-4 stock splits in the form of a 25% stock dividend issued on April 16, 1993 and April 27, 1994.

Assets

[GRAPH APPEARS HERE]

Capital

[GRAPH APPEARS HERE]

                                            Management's Discussion and Analysis


FINANCIAL CONDITION

The Corporation functions as a financial intermediary, therefore trends in its sources and uses of funds should be examined when reviewing financial condition. The following comparison of daily average balances indicates how the Corporation has managed its sources and uses of funds.


SOURCES AND USES OF FUNDS TRENDS

                                   1995       Increase    (Decrease)      1994        Increase     (Decrease)      1993
                                  Average     ---------------------      Average      -----------------------     Average
                                  Balance      Amount         %          Balance       Amount           %         Balance
                                 --------     -------     ---------     --------      -------       ---------    --------
                                                                   (in thousands)
Funding uses:
 Interest earning assets:
   Loans:
     Commercial................  $ 79,151     $(3,813)      (4.60)%     $ 82,964      $  (752)      (0.90)%      $ 83,716
     Mortgage..................    61,599       1,792        3.00         59,807        1,901        3.28          57,906
     Consumer..................    36,591       3,223        9.66         33,368        2,652        8.63          30,716
                                 --------     -------                   --------      -------                    --------
                                  177,341       1,202        0.68        176,139        3,801        2.21         172,338
     Less:  Allowance for
            loan losses........    (3,157)       (461)      17.10         (2,696)        (604)      28.87          (2,092)
                                 --------     -------                   --------      -------                    --------
                                  174,184         741        0.43        173,443        3,197        1.88         170,246
 Securities:
     Taxable...................   101,123      (2,344)      (2.27)       103,467        9,420       10.02          94,047
     Tax-exempt................     7,929         (31)      (0.39)         7,960       (3,288)     (29.23)         11,248
                                 --------     -------                   --------      -------                    --------
                                  109,052      (2,375)      (2.13)       111,427        6,132        5.82         105,295
  Federal funds sold...........       250      (2,100)     (89.36)         2,350        1,744      287.79             606
                                 --------     -------                   --------      -------                    --------
                                  109,302      (4,475)      (3.93)       113,777        7,876        7.44         105,901
                                 --------     -------                   --------      -------                    --------
     Total interest earning
       assets..................   283,486      (3,734)      (1.30)       287,220       11,073        4.01         276,147
  Other assets.................    19,350         216        1.13         19,134           80        0.42          19,054
                                 --------     -------                   --------      -------                    --------

     Total uses................  $302,836     $(3,518)      (1.15)%     $306,354      $11,153        3.78%       $295,201
                                 ========     =======                   ========      =======                    ========

Funding sources:
  Deposits & funds borrowed:
   Deposits:
     Demand....................  $ 28,817     $   (76)      (0.26)%     $ 28,893      $ 1,464        5.34%       $ 27,429
     Interest bearing demand...    66,048      (6,414)      (8.85)        72,462        3,813        5.55          68,649
     Savings...................    57,321      (1,876)      (3.17)        59,197        3,359        6.02          55,838
     Time under $100,000.......    93,411       1,988        2.17         91,423          316        0.35          91,107
                                 --------     -------                   --------      -------                    --------

       Total core deposits.....   245,597      (6,378)      (2.53)       251,975        8,952        3.68         243,023
     Time over $100,000........     5,119         794       18.36          4,325          284        7.03           4,041
                                 --------     -------                   --------      -------                    --------
     Total deposits............   250,716      (5,584)      (2.18)       256,300        9,236        3.74         247,064
   Funds borrowed:
       Short-term..............     8,682       2,762       46.66          5,920          461        8.44           5,459
       Long-term...............     4,450      (1,854)     (29.41)         6,304         (443)      (6.57)          6,747
                                 --------     -------                   --------      -------                    --------
     Total funds borrowed......    13,132         908        7.43         12,224           18        0.15          12,206
       Total deposits and
        funds borrowed.........   263,848      (4,676)      (1.74)       268,524        9,254        3.57         259,270
Other liabilities..............     2,283        (100)      (4.20)         2,383          (15)      (0.63)          2,398
Stockholders' equity...........    36,705       1,258        3.55         35,447        1,914        5.71          33,533
                                 --------     -------                   --------      -------                    --------

     Total sources.............  $302,836     $(3,518)      (1.15)%     $306,354      $11,153        3.78%       $295,201
                                 ========     =======                   ========      =======                    ========

Management's Discussion and Analysis
                          (continued)

FINANCIAL CONDITION

The Corporation's financial condition can be evaluated in terms of trends in its sources and uses of funds. Interest rates are a primary economic factor that effect these trends. During 1994, the Federal Reserve increased the prime rate five times totalling 250 basis points. This upward trend continued into 1995 with another 50 basis point increase in February to 9.00%. In an effort to spur what appeared to be a sluggish economy, the Federal Reserve reduced the prime rate 25 basis points during July and December of this year. These fluctuations in interest rates directly impact the financial condition of the Corporation. The comparison of average balances on page 11 indicates how the Corporation has managed these elements.

LOANS RECEIVABLE

Average loans receivable, net of loan reserves increased $741,000 or .43% compared to an increase of $3,197,000, or 1.88% in 1994. The increase in the average prime rate for 1995 had a negative impact on loan demand. However, management expects this trend to reverse with the decrease in interest rates late in 1995 and expected decreases in 1996.

Average commercial loans decreased $3,813,000 or 4.60% compared to a decrease of $752,000 in 1994. The continued decline is primarily the result of the increased interest rate environment. Also, there were significant payoffs late in 1995 which will negatively impact average loan volume for the early part of 1996. Management has adopted new objectives in its strategic planning which are specifically designed to increase the commercial loan portfolio.

The Corporation began selling mortgages in the secondary market through Freddie Mac in December 1993 in order to become more competitive in fixed rate, long-term mortgages. The benefits of selling these mortgages are increased fee income and decreased interest rate risk. The average loans sold as of December 31, 1995 were $2,883,000, an increase of $2,037,000 over 1994. Average residential mortgages increased by $1,792,000, or 3.00% compared to an increase of $1,901,000, or 3.28% in 1994.

The Corporation was able to maintain a consistent growth rate in the consumer loan portfolio of $3,223,000, or 9.66% compared to an increase in 1994 of $2,652,000, or 8.63%. Consumer loans include credit card borrowings, personal lines of credit, installment loans, and home equity loans to individuals. These types of loans include both secured and unsecured loans and are generally used for various purposes such as automobile financing, home improvement, recreational loans and educational purposes.

LOAN PORTFOLIO

The following table shows the Corporation's loan distribution at the end of each of the last five years.

                                1995      1994      1993      1992      1991
                              --------  --------  --------  --------  --------
                                               (in thousands)
Commercial..................  $ 75,378  $ 82,201  $ 86,388  $ 79,930  $ 56,208
Real estate mortgage........    62,018    64,264    59,546    56,062    51,362
Consumer:
  Installment...............    20,342    19,606    15,550    15,023    15,974
  Personal lines of credit..    10,205    10,348    10,061     9,128     7,593
  Student loans.............     5,900     5,209     4,594     4,440     4,806
  Credit cards..............     2,433     2,346     2,258     2,460     2,651
                              --------  --------  --------  --------  --------
                                38,880    37,509    32,463    31,051    31,024
                              --------  --------  --------  --------  --------

Total loans.................  $176,276  $183,974  $178,397  $167,043  $138,594
                              ========  ========  ========  ========  ========

LOAN MATURITY

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1995. Also provided are the amounts due after one year, classified according to current interest rates.

                                        Within       After One But        After
                                       One Year    Within Five Years    Five Years       Total
                                       --------    -----------------    ----------       -----
                                                          (in thousands)
Commercial...........................   $14,252         $39,274          $21,852         $75,378
                                        =======         =======          =======         =======
Loans maturing after one year with:
  Fixed interest rates...............                   $ 4,666          $ 1,144
  Variable interest rates............                    34,608           20,708
                                                        -------          -------
   Total.............................                   $39,274          $21,852
                                                        =======          =======

NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

The following table summarizes the Corporation's nonaccrual, past due, and restructured loans.

                                     1995     1994     1993     1992     1991
                                    ------   ------   ------   ------   ------
                                                   (in thousands)
Loans on nonaccrual (cash basis)... $1,327   $1,581   $  953   $1,224   $1,955
Accruing loans past due 90+ days...  1,610      742      644      658      863
Restructured loans.................      0        0        0        0        0
                                    ------   ------   ------   ------   ------

  Total non-performing loans....... $2,937   $2,323   $1,597   $1,882   $2,818
                                    ======   ======   ======   ======   ======

Ratio of non-performing loans to
  average loans outstanding........   1.69%    1.34%    0.94%    1.26%    2.19%

A loan is generally placed on nonaccrual status when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. $1,285,000 of the nonaccrual loans and $1,324,000 of the accruing loans past due 90+ days are secured by real estate at December 31, 1995. There are not any other potentially troubled loans not included in the schedule above.

Information with respect to nonaccrual and restructured loans at December 31.

                                              1995   1994   1993   1992   1991
                                              ----   ----   ----   ----   ----
                                                        (in thousands)
Interest income that would have been
  recorded under original terms.............  $136   $132   $81    $96    $147
Interest income recorded during the period..    37     80    73     89      58
Commitments to lend additional funds........     0      0     0      0       0

Management's Discussion and Analysis
                         (continued)


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Corporation's loan loss experience for each of the five years ended December 31.

                                      1995       1994       1993       1992       1991
                                    --------   --------   --------   --------   --------
                                                       (in thousands)
Average loans outstanding.........  $174,184   $173,443   $170,246   $148,930   $130,610
                                    ========   ========   ========   ========   ========
Allowance for loan losses
 January 1........................  $  3,012   $  2,453   $  1,800   $  1,529   $  1,540
Losses charged to allowance
  Commercial......................        61         80         93        354         56
  Real estate mortgage............         0         52         11          0         37
  Consumer........................       122         76         68        122        190
                                    --------   --------   --------   --------   --------
                                         183        208        172        476        283
                                    --------   --------   --------   --------   --------
Recoveries credited to allowance
  Commercial......................        44        126         33         31          3
  Real estate mortgage............         0          2          0          0          1
  Consumer........................        26         17         28         39         20
                                    --------   --------   --------   --------   --------
                                          70        145         61         70         24
                                    --------   --------   --------   --------   --------
Net charge-offs...................      (113)       (63)      (111)      (406)      (259)
Provision for loan losses.........       310        622        764        677        248
                                    --------   --------   --------   --------   --------
Allowance for loan
 losses-December 31...............  $  3,209   $  3,012   $  2,453   $  1,800   $  1,529
                                    ========   ========   ========   ========   ========
Ratio of net charge-offs to
 average loans outstanding........      0.06%      0.04%      0.07%      0.27%      0.20%

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, current economic conditions, loan portfolio composition, prior loan loss experience, trends in portfolio volume, and management's estimation of future potential losses.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

This table shows an allocation of the allowance for loan losses at December 31,

                                   1995                 1994                 1993                 1992                 1991
                             ----------------     ----------------     ----------------     ----------------     ----------------
                                                                        (in thousands)
                                        % of                 % of                 % of                 % of                 % of
                             Amount     Loans     Amount     Loans     Amount     Loans     Amount     Loans     Amount     Loans
                             ------     -----     ------     -----     ------     -----     ------     -----     ------     -----
Commercial                  $1,148      42.76%   $1,094      44.68%    $  854     48.42%    $  782     47.85%    $  853     40.56%
Real estate mortgages          133      35.18       138      34.93        140     33.38        105     33.56         67     37.06
Consumer                       201      22.06       194      20.39        220     18.20        220     18.59        228     22.38
Unallocated                  1,727        N/A     1,586        N/A      1,239       N/A        693       N/A        381       N/A
                            ------               ------                ------               ------               ------
                            $3,209     100.00%   $3,012     100.00%    $2,453    100.00%    $1,800    100.00%    $1,529    100.00%
                            ======               ======                ======               ======               ======

Highly leveraged transactions (HLT's) generally include loans and commitments made in connection with recapitalizations, acquisitions, and leveraged buyouts, and result in the borrower's debt-to-total assets ratio exceeding 75%. The Corporation had no loans at December 31, 1995 that qualified as HLT's.

SECURITIES

The Corporation's securities portfolio is classified as either "held to maturity" or "available for sale". Securities classified as held to maturity are carried at amortized cost and are those securities that the Corporation has both the intent and ability to hold to maturity. Securities classified as available for sale, which are those securities that the Corporation intends to hold for an indefinite amount of time, are carried at fair value with the unrealized holding gains or losses, net of taxes, reported as a component of the Corporation's stockholders' equity section on the balance sheet.

The following table sets forth the carrying amount of held to maturity and available for sale securities, at December 31,

                                              1995         1994         1993
                                            --------     --------     --------
                                                      (in thousands)
Held to maturity:
 U.S. Treasury............................   $18,149      $18,268     $ 16,563
 State and municipal......................     8,046        5,038       12,884
 U.S. Government corporate and agency.....         0          500       13,952
 Other....................................         0            0        4,468
 Mortgage-backed securities
  GNMA....................................         0            0       15,683
  SBA.....................................         0            0       12,915
  FNMA....................................         0            0       14,996
  FHLMC...................................         0            0       12,474
  CMO's...................................         0            0        1,457
                                             -------      -------      -------
                                                   0            0       57,525
                                             -------      -------      -------

  Total held to maturity securities.......   $26,195      $23,806     $105,392
                                             =======      =======      =======

Available for sale:
 U.S. Treasury............................   $     0      $ 1,660     $      0
 State and municipal......................     3,128        2,958            0
 U.S. Government corporate and agency.....     7,473        4,509            0
 Other....................................     1,142        1,437            0
 Equity securities........................     4,006        3,699            0
 Mortgage-backed securities:
  GNMA....................................    16,405       17,466            0
  SBA.....................................    14,073       15,609            0
  FNMA....................................    21,496       20,681            0
  FHLMC...................................    14,904       18,206            0
                                             -------      -------      -------
                                              66,878       71,962            0
                                             -------      -------      -------

  Total available for sale securities.....   $82,627      $86,225     $      0
                                             =======      =======      =======

The Corporation adopted the Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in the first quarter of 1994. Prior to the adoption of Statement No. 115, all securities had been classified as "Held to Maturity".

In connection with the business combination with Bankers' Financial Services Corporation, the Corporation re-evaluated the appropriateness of all securities held by Bankers on March 1, 1995 in order to ensure the securities were presented as available for sale or held to maturity in a manner which is consistent with the Corporation's intentions. Securities previously carried as available for sale of $5,588,000 were transferred to held to maturity, and securities previously carried as held to maturity of $500,000 were transferred to available for sale.

Management's Discussion and Analysis
                         (continued)

SECURITIES (continued)

A total of $26,195,000 of securities having a fair value of $26,786,000 was designated as held to maturity by the Corporation at December 31, 1995. The Corporation included all of its U.S. Treasury securities and most obligations of state and political subdivisions in this category. Securities with a carrying value of $82,627,000 were designated as available for sale as of December 31, 1995. This category includes: U.S. Government Agencies obligations, a portion of the state and political subdivisions portfolio, other debt securities, equity securities and mortgage-backed securities. In 1995, the Corporation revised its policy regarding classification of obligations of state and political subdivisions to allow management to classify future security purchases on an individual basis. Management will take into consideration the maturity date of the security and generally classify longer maturities as available for sale.

The portfolio is structured to provide a maximum return on investments while providing a consistent source of liquidity and meeting strict risk standards. The decrease in the average investment balances, including federal funds sold, of $4,475,000 from 1994 is primarily due to a decrease in core deposits during 1995. Generally, the Corporation will only increase investment activity when there are excess funds available, as in 1994 when average investments increased $7,876,000.

The following table sets forth the maturities of securities at December 31, 1995, and the weighted average yields of such securities by contractual maturities or call dates. Mortgage-backed securities with contractual maturities after ten years from December 31, 1995, feature regular repayments of principal and average lives of three to seven years.

                                          Within             After 1 Year            After 5 Years               After
                                          1 Year            Within 5 Years          Within 10 Years             10 Years
                                  -------------------     -------------------     -------------------     -------------------
                                  Principal     Yield     Principal     Yield     Principal     Yield     Principal     Yield
                                  ---------     -----     ---------     -----     ---------     -----     ---------     -----
                                                                         (in thousands)
Held to maturity:
 U.S. Treasury..................  $   8,289      5.48%    $   9,860      6.28%    $       0      0.00%    $       0     0.00%
 Obligations of state  and
  political subdivisions........        400      4.45         3,871      4.61         1,840      6.05         1,935     6.30
                                  ---------               ---------               ---------               ---------
                                      8,689                  13,731                   1,840                   1,935
Available for sale:
 Obligations of state and
  political subdivisions........          0      0.00           821      5.62         2,307      5.51             0     0.00
 U.S. Government corporate
  and agency....................      1,484      5.32         3,840      5.78         2,149      6.33             0     0.00
 Other..........................          5      5.50         1,036      7.60             0      0.00           101     7.36
 Mortgage-backed securities.....          0      0.00         2,207      5.54         4,053      6.64        60,618     6.79
                                  ---------               ---------               ---------               ---------
                                      1,489                   7,904                   8,509                  60,719
                                  ---------               ---------               ---------               ---------

                                  $  10,178      5.43%    $  21,635      5.85%    $  10,349      6.22%    $  62,654     6.78%
                                  =========               =========               =========               =========

Yields on tax exempt securities represent the actual yield and are not adjusted on a fully-taxable equivalent basis.

DEPOSITS

The Corporation's primary source of funds continues to be core deposit accounts which include both interest and non-interest bearing demand, savings and time deposits under $100,000. Core deposits decreased on average $6,378,000 or 2.53%
in 1995 compared to an increase of $8,952,000 reported in 1994.   The largest
category of core deposits and the primary source of funds continues to be time deposits under $100,000. This category includes certificates of deposit, which allow customers to invest their funds at selected maturity ranges from three months to six years, individual retirement accounts, and the Bank's VIP savings account which provides slightly higher interest rates. The average balance of these funds increased $1,988,000, or 2.17% over the total in 1994 of $91,423,000.

Interest bearing demand deposits include N.O.W, Super N.O.W and the insured
money market account.   These accounts recorded the largest decrease in the
Corporation's core deposits of $6,414,000 or 8.85%, compared to an increase of
$3,813,000, or 5.55% in 1994.   During 1995, average demand accounts decreased
$76,000 or .26% compared to a $1,464,000, or 5.34% increase in 1994. Management believes that these declines are the result of consumers looking for a higher return on their deposits as evidenced by the shift of money into our higher yielding time deposit products.

The average daily amount of deposits and rates paid on such deposits is summarized for the periods indicated in the following table (in 000's).

                                     1995                   1994                   1993
                               ----------------       ----------------       ----------------
                               Amount      Rate       Amount      Rate       Amount      Rate
                               ------      ----       ------      ----       ------      ----
Demand deposits...........   $ 28,817               $ 28,893               $ 27,429
Interest bearing
 demand deposits..........     66,048      2.95%      72,462      2.42%    $ 68,649      2.48%
Savings deposits..........     57,321      2.53       59,197      2.25       55,838      2.53
Time deposits.............     98,530      4.66       95,748      3.70       95,148      3.92
                             --------               --------               --------

   Total..................   $250,716               $256,300               $247,064
                             ========               ========               ========

Maturities of time certificates of deposit and other time deposits of $100,000 or more, outstanding at December 31, 1995, are summarized as follows (in 000's).

                               Time          Other
                                CDs          Time          Total
                             --------      --------      --------
90 days or less........      $  2,223  $      0     $  2,223
91 to 180 days.........         1,785         0        1,785
181 to 365 days........           400       114          514
over 1 year............         1,505         0        1,505
                             --------  --------     --------

   Total...............      $  5,913  $    114     $  6,027
                             ========  ========     ========

BORROWINGS

Borrowed funds are utilized when timing differences occur between the purchase of new assets and the maturity of existing assets. The level of funds borrowed is dependent upon the Corporation's deposit growth and demand for loans.
Average funds borrowed increased $908,000, or 7.43% during 1995, compared with a $18,000, or .15% increase in 1994. The increase was primarily due to the decline in deposits net of the decrease in average investments and federal funds sold. Average funds borrowed are comprised of both overnight and term funds from the Federal Loan Home Bank (FHLB). In July 1994, a two year fixed rate note from FHLB in the amount of $4,500,000 matured and was replaced with overnight borrowings for the remainder of 1994.

RECENTLY ISSUED FASB STATEMENTS

In 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which establishes accounting and measurement standards for the impairment of long-lived assets such as property and equipment, certain identifiable intangibles and goodwill related to those assets. The Corporation is required to adopt the Statement effective January 1, 1996 and the effect of its implementation is not expected to have a material impact on the Corporation's financial position or results of operations.

Management's Discussion and Analysis
                         (continued)

RECENTLY ISSUED FASB STATEMENTS (continued)

In 1995, the FASB issued Statement No. 122, "Accounting for Mortgage Servicing Rights", which amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities." The Statement applies to all mortgage banking activities in which a mortgage loan is originated or purchased and then sold or securitized with the right to service the loan retained by the seller. The total cost of the mortgage loans is allocated between the mortgage servicing rights and the mortgage loans based on their relative fair values. The mortgage servicing rights are capitalized as assets and amortized over the period of estimated net servicing income. Additionally, they are subject to an impairment analysis based on their fair value in future periods. The Statement is effective for transactions in which mortgage loans are sold or securitized in fiscal years beginning after December 15, 1995 and is not expected to have a material impact on the Corporation's financial position or results of operations.

In 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." This standard provides companies with a choice of how to account for stock options and other stock grants. The standard encourages companies to account for stock options at their value and recognize the expense as compensation expense over the service period, but also permits companies to follow current accounting rules under Accounting Principles Board Opinion No.
25. Companies electing to follow current rules will be required to disclose proforma net income and earnings per share information as if the new fair value approach had been adopted. The Corporation plans to continue to follow current accounting rules under Accounting Principles Board Opinion No. 25 for options granted in 1996.

INTEREST RATE SENSITIVITY

Interest rate sensitivity is a function of the repricing characteristics of the Corporation's assets and liabilities. Each asset and liability reprices either at maturity or during the life of the instrument. Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing at a future period of time. These differences are known as interest sensitivity gaps.

The principal objectives of asset/liability management are to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities repricing than assets, the balance sheet is liability sensitive or negatively gapped. Management continues to monitor sensitivity in order to avoid overexposure to changing interest rates.

Another way management reviews its interest sensitivity position is through "simulation". In simulation, the Corporation projects future net interest income streams in light of the current gap position. Various interest rate scenarios are used to measure levels of net interest income associated with potential changes in our operating environment. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will
change.   The use of  this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.

Limitations of gap analysis in the following gap schedule include: 1) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; 2) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and 3) interest rate gaps reflect the Corporation's position on a single day (December 31, 1995 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.

The Corporation's asset/liability reporting format incorporates interest bearing demand deposits and savings deposits as rate sensitive in the 0 to 90 day time frame. The result is a negative gap in the 0 to 90 day time frame of ($43,931,000). The negative gap would normally increase net interest income if rates continued to decline in 1996. It is the opinion of management that net interest income will actually decrease if rates continue to decline due to the degree of sensitivity of the assets and liabilities repricing. Variable rate loans are tied to an index and therefore will decline in proportion to decreases in interest rates by the Federal Reserve. In contrast, rates offered on interest bearing demand deposits and savings deposits, which comprise 76% of the $159,796,000 repricing in the 0 to 90 day time period, will not reprice in the same proportion as the variable rate loans. Management feels that current rates offered are too low to sustain significant reductions that might result in customers moving their money into products offering higher rates of return and a decrease in net interest income. The rate sensitivity of these liabilities will increase in a rising rate environment due to market competition until rates return to pre-1992 levels (approximately 5% for savings and N.O.W. deposits).
It is the opinion of management that the above interpretation gives a better representation of the true rate sensitivity of its assets and liabilities.

The following schedule illustrates interest sensitivity gaps of five different time intervals (in 000's) as of December 31, 1995.

                                                           0-90        91-180       181-365        1-5        Over 5
                                                           Days         Days         Days         Years       Years
                                                         --------     --------     --------     --------     -------
Interest earning assets:
  Loans..............................................    $ 75,448     $  2,907     $  9,467     $ 42,410     $41,926
  Securities:
   Held to maturity..................................         950        3,050        4,700       14,429       3,066
   Available for sale................................      39,467        8,212        8,884        8,186      17,878
                                                         --------     --------     --------     --------     -------
  Total interest bearing assets......................     115,865       14,169       23,051       65,025      62,870

Interest bearing liabilities:
  Interest bearing demand deposits...................      65,117            0            0            0           0
  Savings deposits...................................      56,247            0            0            0           0
  Time deposits......................................      32,897       20,425       18,479       29,485           0
  Short-term borrowings..............................       5,535            0            0            0           0
  Long-term borrowings...............................           0            0            0        4,450           0
                                                         --------     --------     --------     --------     -------
 Total interest bearing liabilities..................     159,796       20,425       18,479       33,935           0
                                                         --------     --------     --------     --------     -------

Interest sensitivity gap.............................    $(43,931)    $ (6,256)    $  4,572     $ 31,090     $62,870
                                                         ========     ========     ========     ========     =======
Cumulative sensitivity gap...........................    $(43,931)    $(50,187)    $(45,615)    $(14,525)    $48,345
                                                         ========     ========     ========     ========     =======

LIQUIDITY

Liquidity management involves meeting the funds flow requirements of customers who may be either depositors wanting to withdraw funds, or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Liquid assets consist of cash and due from banks, securities available for sale, and maturities of earning assets.

The Corporation's principal source of asset liquidity is the securities portfolio. As disclosed in Note D to the Financial Statements, the carrying value of securities maturing in less than one year equals $10,194,000. In addition to those maturities, the Corporation receives monthly principal repayments on agencies and mortgage-backed securities. Securities designated "available for sale", which are also a source of liquidity, totalled $82,627,000 at December 31, 1995.

Other sources of funds are principal paydowns and maturities in the loan portfolio. The loan maturity schedule on page 13 illustrates the maturities of commercial loans.

Management's Discussion and Analysis
                         (continued)

LIQUDITY (continued)

From a funding standpoint, the Corporation has been able to rely over the years on a stable base of "core" deposits. The average core deposits decreased $6,378,000 or 2.53% to $245,597,000 in 1995. As discussed above, management believes that this trend is primarily due to current economic conditions.

Liquidity can also be managed by maintaining a capability to borrow funds. The Corporation has arranged federal funds lines of credit with corresponding banks to provide for short-term fundings when necessary. A flexible line of credit has been established with the Federal Home Loan Bank through which Heritage National Bank can borrow an amount not to exceed 10% of total assets, as needed.

CAPITAL

The Corporation places a significant emphasis on maintaining an extremely strong capital base. The capital resources of the Corporation consist of two major components of regulatory capital, stockholders' equity and the allowance for loan losses. The Corporation's capital displayed a continued steady growth during 1995.

Current capital guidelines, issued by federal regulatory authorities require both banks and bank holding companies to meet minimum risk-based capial ratios in an effort to make regulatory capital more responsive to the risk exposures related to a bank's on and off balance sheet items.

Risk-based capital guidelines redefine the components of capital, categorize assets into different risk classes, and include certain off balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of the allowance for loan losses and any qualifying debt obligations. Regulators also have adopted minimum requirements of 4% of Tier I capital and 8% of risk-adjusted assets in total capital.

--------------------------------------------------------------------------------
CAPITAL ANALYSIS

The capital analysis for the Corporation as of December 31 is as follows:

                                          1995          1994          1993
                                        --------      --------      --------
                                                 (thousand of dollars)
Tier I
   Common stockholders' equity.......   $ 37,432      $ 36,812      $ 34,495

Tier II
   Allowable portion of allowance
     for loan losses.................      2,255         2,281         2,256
                                        --------      --------      --------

     Risk-based capital..............   $ 39,687      $ 39,093      $ 36,751
                                        ========      ========      ========

Risk adjusted assets (including
   off-balance-sheet exposures)......   $180,362      $182,481      $180,482
                                        ========      ========      ========

Tier I risk-based capital ratio......      20.75%        20.17%        19.11%
Total risk-based capital ratio.......      22.00         21.42         20.36
Leverage ratio.......................      12.36         12.02         11.81

Unrealized appreciation and depreciation on securities available for sale were excluded from regulatory capital computations of risk-based capital and leverage ratio for 1995 and 1994, respectively.

The Corporation is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to total balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 3% for institutions that are highly rated in terms of safety and soundness, and which are not experiencing or anticipating any significant growth. Other institutions are expected to maintain capital levels of at least 1 or 2% above the minimum. As of December 31, 1995, the Corporation had a leverage capital ratio of 12.36%.

CAPITAL ADEQUACY

Total stockholders' equity increased $2,438,000, or 6.85% during the year-ended December 31, 1995 compared to a $1,083,000, or 3.14% increase recorded in 1994. Retained earnings and unrealized appreciation on securities available for sale, net of tax, accounted for the major portion of the increase.

Stockholders' equity is adjusted for the effect of unrealized appreciation or depreciation, net of tax, on securities classified available for sale. At December 31, 1995 and 1994, stockholders' equity included $584,000 in unrealized appreciation and $1,234,000 in unrealized depreciation, respectively.

During 1995, the Corporation paid cash dividends to its shareholders, including amounts paid to the prior Bankers shareholders, amounting to $1,766,000 compared to $1,572,000 paid in 1994. On a per share basis, dividends for 1995 increased 7.14% to $.90 from $.84 in 1994. The indicated rate for 1996 is $1.00 per share, representing an 11.11% increase.

The return on average equity decreased to 9.29% for 1995, compared to 10.47% for 1994, and 10.70% in 1993. This decrease is primarily the result of merger and restructuring costs incurred in 1995, and the Corporation's continued growth in capital that exceeds its growth in earning assets and resulting net income. Without merger and restructuring costs in 1995, return on average equity would have been 11.53%.

--------------------------------------------------------------------------------
CAPITAL  ADEQUACY
                                             Relationship Between Significant
                                                       Financial Ratios
                                                ----------------------------
                                                1995        1994        1993
                                                ----        ----        ----
Return on average equity..................      9.29%      10.47%      10.70%
Earnings retained.........................     48.11       57.38       59.68
Internal capital growth*..................      4.47        6.01        6.39
Change in average assets..................     (1.15)       3.78        5.41
Equity to average assets..................     12.12       11.57       11.36
Growth in average equity..................      3.55        5.71        6.14

*Return on average equity multiplied by earnings retained.
--------------------------------------------------------------------------------

EFFECTS OF INFLATION

The majority of assets and liabilities of a financial institution are monetary in nature, and, therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon the Corporation is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of the Corporation's assets. Inflation may also affect the general level of interest rates, which can have a direct bearing on the Corporation.

Management believes the most significant impact on financial results is the Corporation's ability to react to changes in interest rates. As discussed previously, management is attempting to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

Management's Discussion and Analysis
                         (continued)

RESULTS OF OPERATIONS

Heritage Bancorp, Inc., recorded net income of $3,409,000 ($1.73 per share) for 1995, compared to $3,712,000 ($1.87 per share) in 1994, and $3,589,000 ($1.82 per share) in 1993. Return on average total assets was 1.13%, 1.21% and 1.22% for 1995, 1994, and 1993, respectively. The decrease in these performance ratios in 1995 is primarly due to the merger and restructuring costs incurred in the first two quarters of the year. Without these expenses, net income, earnings per share, and return on average assets would have been $4,231,000, $2.15, and 1.40%, respectively.

NET INTEREST INCOME

Net interest income is the primary source of operating income for the Corporation. Net interest income is the difference between interest earned on loans and securities and interest paid on deposits and other funding sources. The factors that influence net interest income include changes in interest rates and changes in asset and liability balances.

For analytical purposes, net interest income is reported on a tax equivalent basis which recognizes the income tax savings on tax-exempt items such as interest on state and municipal securities and tax exempt loans.

--------------------------------------------------------------------------------
NET INTEREST INCOME
  (in thousands)
                                     1995          1994          1993
                                   -------       -------       -------
Total interest income              $23,230       $21,158       $20,829
Tax equivalent adjustment              417           378           460
                                   -------       -------       -------
                                    23,647        21,536        21,289
Total interest expense               8,777         7,267         7,401
                                   -------       -------       -------
Net interest income
 (tax equivalent basis)            $14,870       $14,269       $13,888
                                   =======       =======       =======

--------------------------------------------------------------------------------

Net interest income, on a fully tax equivalent basis, totalled $14,870,000, an increase of $601,000 from 1994's amount of $14,269,000. The increase in net interest income was primarily due to higher interest rates in 1995 which were offset by a decrease in average earning assets.

The volume/rate analysis schedule on the following page illustrates factors relating to the $601,000 increase of net interest income in 1995. A decrease in the volume of earning assets resulted in decreased interest revenue of $151,000 which was offset by a $2,262,000 increase as the result of higher interest rates. Also, a decrease in the volume of interest bearing liabilities resulted in decreased interest expense of $69,000 which was offset by a $1,579,000 increase as the result of higher interest rates.

During 1995, the average yield on earning assets increased 84 basis points and the average cost of funds increased 57 basis points. This resulted in a 27 basis point increase in the interest rate spread. These results reflect the changes made by the Federal Reserve over the course of 1995. The prime rate for 1995 averaged 8.84% compared to 7.17% in 1994. The increase in rates had a positive effect on net interest income. However, the Federal Reserve reduced the prime rate in July and December of 1995 by 25 basis points each time. This reduction in rates, which is expected to have a negative impact on net interest income in 1996, should be somewhat offset by increased loan demand as the economy is expected to improve.

Average loans outstanding increased only slightly during 1995, while average securities and average funds sold decreased by $2,375,000 and $2,100,000, respectively. The Corporation was in a borrowing position for the majority of 1995 due to a decline in average total deposits of $5,584,000. Demand, interest bearing demand, and savings deposits decreased $8,366,000 while time deposits increased by $2,782,000. This shift in deposit mix, along with the increased interest rate environment, resulted in a higher cost of funds for 1995.

In 1994, there was a $381,000 increase in net interest income. An increase in the volume of interest bearing uses and interest bearing sources resulted in a net increase of $636,000 in interest revenue and a $198,000 increase in interest expense, respectively. At the same time, lower rates on reinvested funds resulted in a $389,000 decrease in interest revenues, and lower rates offered on deposits reduced interest expense by $332,000.

During 1994, the average yield on earning assets decreased 21 basis points and the cost of funds decreased by 15 basis. This resulted in a net reduction in the interest spread of 6 basis points. Conversely, the average prime rate in 1994 rose to 7.17% compared to 6.00% in 1993. The yield on earning assets decreased primarily due to a significantly lower rate on the reinvestment funds from securities that repriced in 1994. This resulted in a decrease in interest revenue of $533,000. The increased average prime rate had a favorable impact on interest revenues on loans which increased $122,000. The rates on average deposits decreased 21 basis points resulting in a decrease in interest expense of $428,000. This was offset by an increase of rates on borrowings, which resulted in a $96,000 increase in interest expense.

The increase in the average balance of securities, loans, and Fed funds sold of $6,132,000, $3,197,000, and $1,744,000, respectively, resulted in an increase in interest revenues of $636,000. This increase was offset by an increase in interest expense of $198,000 from an increase of average deposits and borrowings totalling $9,254,000. The majority of the increase in deposits was in the demand, interest bearing demand, and savings deposits which have a lower rate associated with them.

VOLUME/RATE ANALYSIS -- TAXABLE-EQUIVALENT BASIS

The volume/rate analysis that follows identifies changes in interest income and interest expense in relation to changes in specific asset and liability account balances (volume) and corresponding interest rates (rate).

                                   Change From               1995 Change               1994 Change
                                    Prior Year                From 1994                 From 1993
                               -------------------       -------------------       -------------------
                                                         Due to       Due to       Due to       Due to
                                1995         1994        Volume        Rate        Volume        Rate
                               ------       ------       ------       ------       ------       ------
                                                      (THOUSANDS OF DOLLARS)
Interest revenue:
  Securities:
   Taxable..................   $  753       $   38       $ (123)      $  876       $  541       $ (503)
   Tax exempt...............       51         (277)          (2)          53         (247)         (30)
  Loans.....................    1,395          404           66        1,329          282          122
  Funds sold................      (88)          82          (92)           4           60           22
                               ------       ------       ------       ------       ------       ------

      Total.................    2,111          247         (151)       2,262          636         (389)

Interest expense:
  Interest bearing
    demand deposits.........      195           50         (155)         350           95          (45)
  Savings deposits..........      121          (83)         (42)         163           85         (168)
  Time deposits.............    1,048         (191)         103          945           24         (215)
  Short-term borrowings.....      251           75          131          120           17           58
  Long-term borrowings......     (105)          15         (106)           1          (23)          38
                               ------       ------       ------       ------       ------       ------
      Total.................    1,510         (134)         (69)       1,579          198         (332)
                               ------       ------       ------       ------       ------       ------
Net interest revenue........   $  601       $  381       $  (82)      $  683       $  438       $  (57)
                               ======       ======       ======       ======       ======       ======

Management's Discussion and Analysis
                         (continued)

AVERAGE BALANCES AND INTEREST RATES-TAX EQUIVALENT BASIS

                                          1995                              1994                               1993
                              -----------------------------     -----------------------------     -----------------------------
                              Average      Interest  Yield/     Average      Interest   Yield/    Average      Interest  Yield/
                              Balance      REV/EXP     Rate     Balance      REV/EXP     Rate     Balance      REV/EXP     Rate
                              --------     -------     ----     --------     -------     ----     --------     -------     ----
                                                                     (thousands of dollars)
Earning assets:
  Taxable securities........  $101,123     $ 6,188     6.12%    $103,467     $ 5,435     5.25%    $ 94,047     $ 5,397     5.74%
  Tax-exempt
   securities...............     7,929         618     7.79        7,960         567     7.12       11,248         844     7.50
  Loans, net of reserves....   174,184      16,826     9.66      173,443      15,431     8.90      170,246      15,027     8.83
  Federal funds sold........       250          15     6.00        2,350         103     4.38          606          21     3.47
                              --------     -------              --------     -------              --------     -------

  Total earning
   assets...................  $283,486     $23,647     8.34%    $287,220     $21,536     7.50%    $276,147     $21,289     7.71%
                              ========                          ========                          ========

Source of funds:
  Interest bearing
   demand deposits..........  $ 66,048     $ 1,949     2.95%    $ 72,462     $ 1,754     2.42%    $ 68,649     $ 1,704     2.48%
  Savings deposits..........    57,321       1,453     2.53       59,197       1,332     2.25       55,838       1,415     2.53
  Time deposits.............    98,530       4,588     4.66       95,748       3,540     3.70       95,148       3,731     3.92
  Short-term borrowings.....     8,682         531     6.12        5,920         280     4.73        5,459         205     3.76
  Long-term borrowings......     4,450         256     5.75        6,304         361     5.73        6,747         346     5.13
                              --------     -------              --------     -------              --------     -------

Total interest bearing
  sources...................   235,031       8,777     3.73      239,631       7,267     3.03      231,841       7,401     3.19

Demand deposits.............    28,817                            28,893               27,429
Cash and due
  from banks................    (7,241)                           (7,554)              (7,252)
Other sources, net..........    26,879                            26,250               24,129
                              --------     -------              --------     -------              --------     -------

    Total sources of
     funds..................  $283,486       8,777     3.10%    $287,220       7,267     2.53%    $276,147       7,401     2.68%
                              ========     -------              ========     -------              ========     -------

Net interest revenue........               $14,870                           $14,269                           $13,888
                                           =======                           =======                           =======

Net interest revenue to
  earning assets............                           5.24%                    4.97%                 5.03%

For the purpose of computing average loan balances, nonaccruing loans are included in the daily average loan amounts outstanding.

Yields on tax-exempt assets have been computed on a fully tax-equivalent basis assuming a tax rate of 34 percent.

PROVISION FOR LOAN LOSSES

The provision and allowance for loan losses are based on management's ongoing assessment of the Corporation's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation reserve which is available to absorb future loan chargeoffs. The provision for loan losses is the amount charged to earnings on an annual basis. The factors considered in management's assessment of the reasonableness of the allowance for loan losses include: prevailing and anticipated economic conditions, assigned risk ratings on loan exposures, the results of examinations and appraisals of the loan portfolio conducted by federal regulatory authorities and an independent loan review firm, the diversification and size of the loan portfolio, the level of, and risk inherent in, nonperforming assets, and any other factors deemed relevant by management.

In 1995, the Corporation experienced a decline of $7,664,000 in actual outstanding loans as the result of significant payoffs during the year. Due in part to the resulting decrease in total exposure to the Corporation during the year, management recommended a reduction in the provision for loan losses. This reduction was based on an analysis of the portfolio credit quality, in which it was determined the current level of the allowance was adequate. The provision was $310,000 for 1995 compared to $622,000 and $764,000 for 1994 and 1993, respectively.

At its current level, the allowance for loan losses represents 1.86% of net loans outstanding compared to 1.67% at December 31, 1994. The loans on nonaccrual at December 31, 1995 totalled $1,327,000, a 16% decrease from the total at December 31, 1994 of $1,581,000. Loans past due 90+ days and still accruing increased from $742,000 in 1994 to $1,610,000 in 1995, however $1,324,000 of these loans are secured by real estate and therefore, management does not believe they represent a significant credit risk.

OTHER INCOME

Other income consists of trust revenues, service charges, other income and securities gains (losses). In total, other income decreased $117,000, or 6.28% from the 1994 total of $1,864,000.

The Trust department provides traditional trust and estate settlement services as well as investment management for individuals, businesses, and local governments. Trust department income reached a record level of $683,000, an increase of $96,000, or 16.35% in 1995. This compares to $587,000 earned in 1994, and $562,000 in 1993. This increase is due to the department restructuring its fee schedule and an increase in the number of personal trusts and investment accounts under management.

Service charges were $679,000, a slight decline of $8,000, or 1.16% in 1995 compared to $687,000 in 1994, which was a decrease of $10,000, or 1.43% from 1993's results. The 1995 decline occurred primarily in the area of service charges on demand deposit accounts. The Corporation offers an earnings credit to certain business checking accounts to offset service charges. This credit is tied to the 90 day Treasury bill rate which rose during 1994 and remained at a higher level throughout most of 1995. This resulted in a higher earnings credit for our customers and lower service charges for the Corporation. Management continuously monitors the fee structure of the Corporation and makes the necessary changes when appropriate.

Management's Discussion and Analysis
                         (continued)

OTHER INCOME (continued)

The decrease in other operating revenues was primarily due to the reduction in the amount of gains realized on sales of securities. Securities gains and sales are generally the result of restructuring of the available for sale portfolio for asset/liability reasons. There was not any significant activity in the securities portfolio in 1995. In 1994, the Corporation restructured its debt and equity portfolios which resulted in gains on these securities of $142,000 and $46,000, respectively.

Other income decreased $7,000 or 1.74% to $395,000 in 1995 compared to $402,000 reported in 1994. Revenues categorized as "other", include income generated from the increase in the cash surrender value of life insurance policies owned by the Corporation on certain directors and officers, safe deposit box rentals, fees charged on bank checks, and fees charged on U. S. Series EE Bonds.

OTHER EXPENSES

Other expenses increased $983,000, or 9.89% to $10,927,000 during 1995. This follows an increase of $455,000, or 4.80% during 1994. The most significant increase resulted from merger and restructuring expenses which totalled $1,078,000 in 1995. These expenses were incurred for investment banking, legal, consulting, and accounting costs related to the merger as well as system conversion, re-engineering costs, severance packages, advertising costs, and various office supplies subsequent to the merger consumation. These costs were the primary reason for the decrease in net income in 1995.

Salaries and employee benefits totalled $4,978,000 in 1995, decreasing $55,000
or 1.09% from 1994.   The decrease was primarily due to fewer employees as the
result of the merger. Approximately $263,000 of severance packages are included in restructuring expense for 1995. Therefore, total salaries and employee benefits, including severance packages, would have increased 4% in 1995 as a result of normal pay increases. The majority of the increase experienced in 1994 is due to normal pay raises of approximately 5%.

Equipment expense totalled $783,000 for 1995, a decrease of $75,000 or 8.74% from the $858,000 incurred in 1994. The decrease is primarily due to a decrease in depreciation expense of $36,000, and the elimination of certain system software agreements for six months in 1995 totalling $28,000. The remainder of the decrease was due to a decrease in repairs and maintenance expense. In 1994, the equipment expense increased $24,000 or 2.88% over 1993 due to expenses related to a major expansion of the Pottsville office.

Communications and supplies expense increased $146,000 or 26.74% in 1995. The increase was primarily the result of costs incurred related to the merger. Significant supply purchases were necessary due to the name change of the Corporation and any supplies with the former name were written off. Additionally, a large increase in the cost of paper in 1995 added to the increased expense.

Professional fees and outside services are comprised of several categories, including legal expenses, examination fees, consulting fees and advertising expense. Total charges were $1,068,000 in 1995, compared to $953,000 and $913,000 in 1994 and 1993, respectively. The 12.07% increase is primarily due to an increase in temporary help and outside consulting used during 1995. These expenses were related to, but not directly attributable to the merger. Also, a portion of the increase is due to charges for consultants to assist in strategic planning and marketing, legal expenses related to problem loan workout activities, and increased safekeeping fees.

FDIC insurance premiums are applied to all financial institutions based on a risk-based premium assessment system. Under this system, bank strength is based on three factors: 1) asset quality, 2) capital strength, and 3) management. Premium assessments are then assigned based on the institutions overall rating with the stronger institutions paying lower premium rates. During 1995, the FDIC restructured its assessment schedule after the Bank Insurance Fund was determined to be adequately funded. The Bank was assessed at $.04 per $100 of deposits, down from $.23 in 1994. For 1995, the total savings as a result of the lower premium was $279,000 or 48.69%. The FDIC premium for 1996 for the Bank will be at the statutory minimum of $2,000.

FEDERAL INCOME TAX

The provision for income taxes for 1995 was $1,554,000 compared to $1,477,000 in 1994. The effective tax rate, which is the ratio of income tax expense to income-before-income-taxes, was 31.31% in 1995, up from 28.46% in 1994. The tax rate for both periods was less than the federal statutory rate of 34% due to tax exempt securities and loan income. The increase in the effective tax rate for 1995 was due to merger and restructuring expenses totalling $325,000 that were deemed to be non-deductible. This increased the effective tax rate by 2.23% for 1995. The increase in 1994 over the 1993 effective tax rate of 25.91% was primarily due to the Corporation selling a significant portion of its tax-exempt state and municipal securities portfolio.

Please refer to Note J of the Notes to Consolidated Financial Statements for further analysis of federal income tax expense for 1995.

Management's Discussion and Analysis
                         (continued)

OTHER INCOME AND EXPENSES
    (in thousands)

                                                                                           Changes From Prior Year
                                                                                ---------------------------------------------
                                                       Year Ended                      1995                     1994
                                            -------------------------------     --------------------     --------------------
OTHER INCOME                                  1995        1994        1993      Amount       Percent     Amount       Percent
                                            -------     -------     -------     ------       -------     ------       -------
Trust department........................    $   683     $   587     $   562     $   96        16.35%     $   25        4.45%
Service charges.........................        679         687         697         (8)       (1.16)        (10)      (1.43)
Other income............................        395         402         400         (7)       (1.74)          2        0.50
Securities gains (losses)...............        (10)        188          10       (198)     (105.31)        178    1,780.00
                                            -------     -------     -------     ------                   ------

 Total operating revenue................    $ 1,747     $ 1,864     $ 1,669     $ (117)       (6.28)%    $  195       11.68%
                                            =======     =======     =======     ======                   ======
                                                                                           Changes From Prior Year
                                                                                ---------------------------------------------
                                                       Year Ended                      1995                     1994
                                            -------------------------------     --------------------     --------------------
OTHER EXPENSES                                1995        1994        1993      Amount       Percent     Amount       Percent
                                            -------     -------     -------     ------       -------     ------       -------
Salaries and employee benefits..........    $ 4,978     $ 5,033     $ 4,788     $  (55)       (1.09)%    $  245        5.12%
Occupancy expense, net..................        897         897         830          0         0.00          67        8.07
Equipment expense.......................        783         858         834        (75)       (8.74)         24        2.88
Communication and supplies..............        692         546         549        146        26.74          (3)      (0.55)
Professional fees and outside services..      1,068         953         913        115        12.07          40        4.38
Taxes, other than income................        344         317         312         27         8.52           5        1.60
Federal deposit insurance premium.......        294         573         553       (279)      (48.69)         20        3.62
Merger..................................        687           0           0        687       100.00           0        0.00
Restructuring...........................        391           0           0        391       100.00           0        0.00
Other...................................        793         767         710         26         3.39          57        8.03
                                            -------     -------     -------     ------                   ------

  Total operating expense...............    $10,927     $ 9,944     $ 9,489     $  983         9.89%     $  455        4.80%
                                            =======     =======     =======     ======                   ======

QUARTERLY RESULTS OF OPERATIONS

The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.

                                               Quarter Ended
                                March 31      June 30     Sept. 30      Dec. 31
                                --------      -------     --------      -------
                                    (in thousands except per share data)
       1995
       ----
Interest income................  $ 5,727      $ 5,844      $ 5,859      $ 5,800
Interest expense...............   (2,127)      (2,206)      (2,248)      (2,196)
                                 -------      -------      -------      -------
Net interest income............    3,600        3,638        3,611        3,604
Provision for loan losses......     (130)         (70)         (65)         (45)
Securities gains (losses)......        5            1          (13)          (3)
Other income...................      453          360          395          549
Other expenses.................   (3,127)      (3,248)      (2,295)      (2,257)
                                 -------      -------      -------      -------
Income before income taxes.....      801          681        1,633        1,848
Income taxes...................     (215)        (183)        (470)        (686)
                                 -------      -------      -------      -------
Net income.....................  $   586      $   498      $ 1,163      $ 1,162
                                 =======      =======      =======      =======
Per common share:
 Primary.......................  $  0.30      $  0.25      $  0.59      $  0.59
                                                Quarter Ended
                                March 31      June 30     Sept. 30      Dec. 31
                                --------      -------     --------      -------
                                    (in thousands except per share data)
       1994
       ----
Interest income................  $ 4,971      $ 5,121      $ 5,364      $ 5,702
Interest expense...............   (1,723)      (1,751)      (1,834)      (1,959)
                                 -------      -------      -------      -------
Net interest income............    3,248        3,370        3,530        3,743
Provision for loan losses......     (175)        (142)         (99)        (206)
Securities gains...............        8          118           62            0
Other income...................      441          411          401          423
Other expenses.................   (2,455)      (2,479)      (2,531)      (2,479)
                                 -------      -------      -------      -------
Income before income taxes.....    1,067        1,278        1,363        1,481
Income taxes...................     (274)        (385)        (418)        (400)
                                 -------      -------      -------      -------
Net income.....................  $   793      $   893      $   945      $ 1,081
                                 =======      =======      =======      =======
Per common share:
 Primary......................   $  0.40      $  0.45      $  0.48      $  0.54

Financial Reporting Responsibility


  The financial report section of this Annual Report has been prepared and presented by management for evaluation by its readers.

  Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles, that the principles selected are appropriate in the circumstances and have been consistently applied, that the financial statements reflect, in all material respects, the substance of events and transactions that should be included, and that the amounts contained in the financial statements are based on management's best estimates and judgement. Other supporting financial statistics and discussions have been presented in an effort to provide the reader with an insight into how management's perception of major events took place and how actions by management, competition, and regulation affected Heritage Bancorp, Inc. in the year under review.

                                                 Report of Beard & Company, Inc.
                                                 Independent Auditors

  The Stockholders and Board of Directors
  Heritage Bancorp, Inc.

  We have audited the accompanying consolidated balance sheets of Heritage Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As described in Note D to the consolidated financial statements, the Corporation changed its method of accounting for investments in certain debt and equity securities, effective January 1, 1994.

  Reading, Pennsylvania
  January 19, 1996

                                              /s/ Beard & Company, Inc.

                                                     Consolidated Balance Sheets

                                                             December 31
                                                        ---------------------
  (in thousands except per share amounts)                  1995        1994
                                                        ---------   ---------
  ASSETS

  Cash and due from banks.............................  $  11,356   $  10,803

  Securities:
     Held to maturity (fair value 1995 - $26,786;
      1994 - $23,253).................................     26,195      23,806
     Available for sale...............................     82,627      86,225
                                                        ---------   ---------
                                                          108,822     110,031

  Loans receivable:
     Commercial, financial, and agricultural..........     75,378      82,201
     Real estate - mortgage and construction..........     62,018      64,264
     Consumer.........................................     38,880      37,509
                                                        ---------   ---------
                                                          176,276     183,974
  Less:  Unearned income..............................       (909)     (1,140)
         Allowance for loan losses....................     (3,209)     (3,012)
                                                        ---------   ---------
           NET LOANS..................................    172,158     179,822

  Premises and equipment, net of accumulated
   depreciation (1995 - $6,622; 1994 - $6,013)........      5,380       5,722
  Accrued income receivable and other.................      5,527       7,111
                                                        ---------   ---------
           TOTAL ASSETS...............................  $ 303,243   $ 313,489
                                                        =========   =========

  LIABILITIES AND
  STOCKHOLDERS' EQUITY

  LIABILITIES
    Deposits:
     Noninterest bearing..............................  $  30,400   $  31,210
     Interest bearing.................................    222,650     226,355
                                                        ---------   ---------
           TOTAL DEPOSITS.............................   $253,050     257,565

    Federal funds purchased and short-term borrowings.      5,535      13,326
    Term funds borrowed...............................      4,450       4,450
    Other liabilities.................................      2,192       2,570
                                                        ---------   ---------
           TOTAL LIABILITIES..........................    265,227     277,911

  STOCKHOLDERS' EQUITY
    Preferred Stock, $25 par value:
     10,000,000 shares authorized and unissued........          0           0
    Common Stock, $5 par value:
    Authorized 10,000,000 shares; issued
     2,001,173 shares.................................     10,006      10,006
    Surplus...........................................        660         647
    Retained earnings.................................     28,064      26,424
    Treasury Stock, at cost, 1995 - 55,527 shares;
     1994 - 15,691 shares.............................     (1,298)       (265)
    Net unrealized appreciation (depreciation) on
     securities available for sale, net of tax
     (benefit), 1995 - $331; 1994 - $(636)............        584      (1,234)
                                                        ---------   ---------
           TOTAL STOCKHOLDERS' EQUITY.................     38,016      35,578
                                                        ---------   ---------
           TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY......................  $ 303,243   $ 313,489
                                                        =========   =========

See notes to consolidated financial statements.

Consolidated Statements of Income

                                                  Year Ended December 31
                                          ------------------------------------
                                            1995          1994          1993
                                          --------      --------      --------
(in thousands except per share data)

Interest income:
  Loans receivable, including fees....... $ 16,603      $ 15,232      $ 14,836
  Securities:
   Taxable...............................    6,188         5,435         5,397
   Tax-exempt............................      424           388           575
  Other..................................       15           103            21
                                          --------      --------      --------
    TOTAL INTEREST INCOME................   23,230        21,158        20,829

Interest expense:
  Deposits...............................    7,990         6,626         6,850
  Borrowings:
   Short-term............................      531           280           205
   Long-term.............................      256           361           346
                                          --------      --------      --------
    TOTAL INTEREST EXPENSE...............    8,777         7,267         7,401
                                          --------      --------      --------
    NET INTEREST INCOME..................   14,453        13,891        13,428
Provision for loan losses................      310           622           764
                                          --------      --------      --------
    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES............   14,143        13,269        12,664

Other income:
  Trust Department.......................      683           587           562
  Service charges........................      679           687           697
  Other income...........................      395           402           400
  Securities gains (losses)..............      (10)          188            10
                                          --------      --------      --------
    TOTAL OTHER INCOME...................    1,747         1,864         1,669

Other expenses:
  Salaries and employee benefits.........    4,978         5,033         4,788
  Occupancy, net.........................      897           897           830
  Equipment..............................      783           858           834
  Communication and supplies.............      692           546           549
  Professional fees and outside services.    1,068           953           913
  Taxes, other than income...............      344           317           312
  Federal deposit insurance premiums.....      294           573           553
  Merger.................................      687             0             0
  Restructuring..........................      391             0             0
  Other..................................      793           767           710
                                          --------      --------      --------
     TOTAL OTHER EXPENSES................   10,927         9,944         9,489
                                          --------      --------      --------
     INCOME BEFORE INCOME TAXES..........    4,963         5,189         4,844
Income taxes.............................    1,554         1,477         1,255
                                          --------      --------      --------
     NET INCOME.......................... $  3,409      $  3,712      $  3,589
                                          ========      ========      ========
Per share data:
  Net income............................. $   1.73      $   1.87      $   1.82
                                          ========      ========      ========
  Cash dividends......................... $    .90      $    .84      $    .77
                                          ========      ========      ========

See notes to consolidated financial statements.

                                 Consolidated Statements of Stockholders' Equity

                                                                                                   Net Unrealized
                                                                                                    Appreciation
                                                                                                   (Depreciation)
                                                                                                    on Securities
                                                Common                   Retained      Treasury     Available for
                                                Stock       Surplus      Earnings       Stock           Sale            Total
                                              --------    ---------  ------------   ----------   ----------------    ---------
(in thousands)
  Balance at January 1, 1993................   $ 6,403      $ 1,934       $24,372      $  (474)       $     0          $32,235
  5-for-4 stock split in the form of a
   25% stock dividend.......................     1,601       (1,601)                                                         0
  Net income................................                                3,589                                        3,589
  Treasury stock acquired...................                                               (34)                            (34)
  Treasury stock issued.....................                     35                        114                             149
  Cash dividends............................                               (1,447)                                      (1,447)
  5-for-4 stock split in the form of a
   25% stock dividend.......................     2,001       (2,001)                                                         0
  Issuance of common stock upon
   exercise of stock options................         1            2                                                          3
  Transfer from retained earnings...........                  2,220        (2,220)                                           0
                                               -------      -------       -------      -------        -------          -------
  Balance at December 31, 1993..............    10,006          589        24,294         (394)             0           34,495
  Cash paid in lieu of fractional shares....                                  (10)                                         (10)
  Adjustment to beginning balance for
     change in accounting method,
     net of taxes...........................                                                              931              931
  Net income................................                                3,712                                        3,712
  Treasury stock issued.....................                     58                        129                             187
  Cash dividends............................                               (1,572)                                      (1,572)
  Net change in unrealized depreciation
   on securities available for sale,
   net of taxes.............................                                                           (2,165)          (2,165)
                                               -------      -------       -------      -------        -------          -------
  Balance at December 31, 1994..............    10,006          647        26,424         (265)        (1,234)          35,578
  Cash paid in lieu of fractional shares....                                   (3)                                          (3)
  Net income................................                                3,409                                        3,409
  Treasury stock acquired...................                                            (1,285)                         (1,285)
  Treasury stock issued.....................                      3                        252                             255
  Cash dividends............................                               (1,766)                                      (1,766)
  Tax benefit upon exercise of
   stock options............................                     10                                                         10
  Net change in unrealized appreciation
     on securities available for sale,
     net of taxes...........................                                                            1,818            1,818
                                               -------      -------       -------      -------        -------          -------
  Balance at December 31, 1995..............   $10,006      $   660       $28,064      $(1,298)       $   584          $38,016
                                               =======      =======       =======      =======        ========         =======

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows


                                                      Year Ended December 31
                                                --------------------------------
                                                   1995        1994        1993
(in thousands)                                  ---------   ---------   --------
OPERATING ACTIVITIES
  Net income................................... $   3,409   $   3,712   $ 3,589
    Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Provision for loan losses................       310         622       764
      Depreciation.............................       624         660       636
      Gains on sales of equipment..............        (2)          0       (46)
      Realized (gains) losses on sales
       of securities...........................        10        (188)      (10)
      Amortization of securities premiums and
       accretion of discounts, net.............       115         209       242
      Deferred federal income taxes............      (117)       (194)     (327)
      (Increase) decrease in accrued
       income receivable and other assets......       744      (1,135)     (316)
      Increase (decrease) in interest
       payable and other liabilities...........      (378)        395      (177)
                                                 --------    --------   -------
    NET CASH PROVIDED BY
     OPERATING ACTIVITIES......................     4,715       4,081     4,355

 INVESTING ACTIVITIES
     Securities held to maturity:
       Proceeds from called/matured securities.     8,156       9,112    38,976
       Purchases...............................    (8,813)    (14,601)  (35,240)
     Securities available for sale:
       Proceeds from called/matured
       securities..............................     9,899      14,440         0
       Proceeds from sales.....................    12,961      12,600         0
       Purchases...............................   (18,334)    (28,437)        0
     Net (increase) decrease in loans..........     7,354      (5,521)  (11,720)
     Net (increase) decrease in
       interest bearing deposits with banks....         0         100      (100)
     Proceeds from sales of bank equipment.....         2           0       104
     Purchases of premises and equipment.......      (282)       (147)   (1,835)
                                                 --------    --------   -------
    NET CASH PROVIDED/(USED) BY
     INVESTING ACTIVITIES......................    10,943     (12,454)   (9,815)

 FINANCING ACTIVITIES
      Net increase (decrease) in demand
       deposits, N.O.W. accounts, and
       savings accounts........................   (10,841)      5,359     3,374
      Net increase (decrease) in time deposits.     6,326        (685)    1,733
      Net increase (decrease) in short-term
       borrowings..............................    (7,791)     11,180    (4,190)
      Term funds borrowed......................         0           0     4,450
      Term funds repayment.....................         0      (4,500)        0
      Issuance of treasury stock...............       255         187       149
      Purchase of treasury stock...............    (1,285)          0       (34)
      Payments on liability under capital
       leases..................................         0         (90)      (75)
      Proceeds from exercise of stock options
       for common stock........................         0           0         3
      Cash dividends...........................    (1,766)     (1,572)   (1,447)
      Cash paid in lieu of fractional shares...        (3)        (10)        0
                                                 --------    --------   -------
    NET CASH PROVIDED/(USED) BY
      FINANCING ACTIVITIES.....................   (15,105)      9,869     3,963
                                                 --------    --------   -------
            INCREASE (DECREASE) IN CASH
              AND CASH EQUIVALENTS.............       553       1,496    (1,497)
 Cash and cash equivalents at beginning of year    10,803       9,307    10,804
                                                 --------    --------   -------
    CASH AND CASH EQUIVALENTS AT END OF YEAR...  $ 11,356    $ 10,803   $ 9,307
                                                 ========    ========   =======

See notes to consolidated financial statements.

                                      Notes to Consolidated Financial Statements

HERITAGE BANCORP, INC. AND SUBSIDIARY - December 31, 1995

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation

      The consolidated financial statements include the accounts of Heritage Bancorp, Inc. (the Corporation), previously known as Miners National Bancorp, Inc., and its wholly-owned subsidiary, Heritage National Bank (the Bank) previously known as Miners National Bank. All significant intercompany transactions and accounts have been eliminated. The investment in the subsidiary is carried at the parent company's equity in the underlying net assets.

      Nature of Operations

      The Bank operates under a national bank charter and provides full banking services, including trust services. As a national bank, the Bank is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Corporation is subject to regulation of the Federal Reserve Bank. The area served by the Bank is principally Schuylkill and northern Dauphin counties in Pennsylvania.

      Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Securities

      Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost and adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

      Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value.

      Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Management determines the appropriate classification of securities at the time of purchase and re-evaluates the designation as of each balance sheet date. Equity securities consist primarily of Pennsylvania community bank, Federal Home Loan Bank, and Federal Reserve Bank stock.

      Loans Receivable

      Loans generally are stated at their outstanding unpaid principal balances net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Corporation is generally amortizing these amounts over the contractual life of the loan.

      Loans Receivable (continued)


      A loan is generally considered impaired when it is probable the Corporation will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

      Allowance for Loan Losses

      The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

      Beginning in 1995, the Corporation adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118. Under the new standard, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

      The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it required material estimates that may be susceptible to significant change.

      Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the estimated useful lives of the assets.

      Income Taxes

      The provision for income taxes is based on income reported for financial statement purposes, adjusted principally for tax-exempt income. Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases.

      Earnings and Dividends Per Share

      Earnings per share are based on the weighted average outstanding shares as follows: 1995 - 1,968,000 shares; 1994 - 1,981,000 shares; 1993 -
      1,971,000 shares. Dividends per share represent the historical dividends of the Corporation, which excludes the dividends of Bankers' Financial Services Corporation. Total dividends paid by Bankers in 1994 and 1993 were $382,000 and $361,000, respectively, and are included in the cash dividends on the statement of stockholders' equity.

      Cash Flow Information

      For purposes of the statements of cash flows, the Corporation considers cash and due from banks and federal funds sold as cash and cash equivalents. Generally, federal funds are purchases and sold for one-day periods. Cash paid for interest during the years ended December 31, 1995, 1994, and 1993 was $8,547,000, $7,135,000, and $7,519,000, respectively.
      Income taxes paid were $1,685,000, in 1995, $1,532,000 in 1994, and
      $1,462,000 in 1993.

      Stock Dividend

      On April 16, 1993 a 5-for-4 stock split was issued in the form of a 25% stock dividend. Accordingly, issued shares of common stock increased 320,128 shares, and a transfer of $1,601,000, representing the par value of additional shares issued, was made from surplus to the common stock account. On April 27, 1994, the Corporation issued a 5-for-4 stock split in the form of a 25% stock dividend. Accordingly, issued shares of common stock increased 400,235 shares and a transfer of $2,001,000, representing the par value of additional shares issued, was made to the common stock account. In order to effect the transfer, the Corporation capitalized $2,220,000 in retained earnings to surplus. The effect of this 5-for-4 stock split and the capitalization of retained earnings has been recorded as of December 31, 1993. References in the consolidated financial statements and notes thereto with regard to per share and related data have been restated to give effect to these transactions.

      Fair Values of Financial Instruments

      FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation. The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

         Cash and cash equivalents:  The carrying amounts reported in the
         --------------------------
         balance sheet for cash and short-term instruments approximate those assets' fair values.

         Securities:  Fair values of securities are based on quoted market
         -----------
         prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable:  For variable-rate loans that reprice frequently and
         ----------------
         with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Accrued interest:  The carrying amount of accrued interest receivable
         -----------------
         and accrued interest payable approximate their fair values.

         Off-balance sheet instruments:  In the ordinary course of business, the
         ------------------------------
         Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become a receivable. The Bank generally does not assess fees for commitments to extend credit or standby letters of credit, which is consistent with the terms offered in the market place. Additionally, the commitments are at variable interest rates and include an "escape clause" if the customer's credit quality deteriorates.

         Deposit liabilities:  The fair values disclosed for demand, savings,
         --------------------
         and interest-bearing demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities on time deposits.

         Short-term borrowings:  The carrying amounts of short-term borrowings,
         ----------------------
         including federal funds purchased, approximate their fair values.

         Long-term borrowings:  The fair values of the Bank's long-term
         ---------------------
         borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

      Recently Issued FASB Statements

      In 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which establishes accounting and measurement standards for the impairment of long-lived assets such as property and equipment, certain identifiable intangibles and goodwill related to those assets. The Corporation is required to adopt the Statement effective January 1, 1996 and the effect of its implementation is not expected to have a material impact on the Corporation's financial position or results of operations.

      In 1995, the FASB issued Statement No. 122, "Accounting for Mortgage Servicing Rights", which amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities." The Statement applies to all mortgage banking activities in which a mortgage loan is originated or purchased and then sold or securitized with the right to service the loan retained by the seller. The total cost of the mortgage loans is allocated between the mortgage servicing rights and the mortgage loans based on their relative fair values. The mortgage servicing rights are capitalized as assets and amortized over the period of estimated net servicing income.
      Additionally, they are subject to an impairment analysis based on their fair value in future periods. The Statement is effective for transactions in which mortgage loans are sold or securitized in fiscal years beginning after December 15, 1995 and is not expected to have a material impact on the Corporation's financial position or results of operations.

      In 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." This standard provides companies with a choice of how to account for stock options and other stock grants. The standard encourages companies to account for stock options at their value and recognize the expense as compensation expense over the service period, but also permits companies to follow current accounting rules under Accounting Principles Board Opinion No. 25. Companies electing to follow current rules will be required to disclose proforma net income and earnings per share information as if the new fair value approach had been adopted. The Corporation plans to continue to follow current accounting rules under Accounting Principles Board Opinion No. 25 for options granted in 1996.

NOTE B - MERGER


  On March 1, 1995, Miners National Bancorp, Inc. (Miners) effected a business combination with Bankers' Financial Services Corporation (Bankers), a one bank holding company located in Schuylkill Haven, Pennsylvania, by exchanging 560,173 shares of its common stock for all of the outstanding common stock of Bankers except for the 28,869 shares of Bankers held by Miners which were cancelled. Simultaneously, Miners amended its Articles of Incorporation and changed its name to Heritage Bancorp, Inc. The combination has been accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include Bankers. The results of operations of the separate Corporations for periods prior to the combination are summarized as follows (in 000's):


                                         Net Interest
                                            Income       Net Income
                                         ------------    ----------

  Two months ended February 28, 1995:
   Heritage Bancorp, Inc................  $   1,750   $     446
   Bankers..............................        660         193
                                          ---------   ---------
                                          $   2,410   $     639
                                          =========   =========
  Year ended December 31, 1994:
   Heritage Bancorp, Inc................  $  10,129   $   2,680
   Bankers..............................      3,762       1,032
                                          ---------   ---------
                                          $  13,891   $   3,712
                                          =========   =========
  Year ended December 31, 1993:
   Heritage Bancorp, Inc................  $   9,950   $   2,660
   Bankers..............................      3,478         929
                                          ---------   ---------
                                          $  13,428   $   3,589
                                          =========   =========


NOTE C - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

   The Bank is required to maintain average reserve balances with the Federal Reserve Bank and in the form of cash on hand. The average amount of these restricted balances for the year ended December 31, 1995, was approximately $1,319,000.

  NOTE D - SECURITIES

  The Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in May 1993. The Corporation adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. The opening balance of stockholders' equity was increased by $931,000 (net of $480,000 in deferred income taxes) to reflect the net unrealized appreciation on securities classified as available for sale previously carried at amortized cost.

  The amortized cost and fair values of securities at December 31, were as follows (in 000's):

                                                  Gross        Gross
                                     Amortized  Unrealized  Unrealized    Fair
                                       Cost       Gains       Losses      Value
                                     ---------  ----------  ----------  --------
  Securities held to maturity:
   December 31, 1995:
    U.S. Treasury securities........   $18,149    $    259   $   (16)    $18,392
    Obligations of states and
       political subdivisions.......     8,046         361       (13)      8,394
                                       -------    --------   --------    -------
                                       $26,195    $    620   $   (29)    $26,786
                                       =======    ========   ========    =======
   December 31, 1994:
    U.S. Treasury securities........   $18,268    $     28   $  (419)    $17,877
    U.S. Government Corporate and
      Agency Obligations............       500           0        (5)        495
    Obligations of states and
       political subdivisions.......     5,038           4      (161)      4,881
                                       -------    --------   --------    -------
                                       $23,806    $     32   $  (585)    $23,253
                                       =======    ========   ========    =======
  Securities available for sale:
   December 31, 1995:
    Obligations of states and
       political subdivisions.......   $ 3,089    $     49   $   (10)  $   3,128
    U.S. Government Corporate and
      Agency Obligations............     7,408          90       (25)      7,473
    Other securities................     1,105          37        (0)      1,142
    Mortgage-backed securities......    66,372         923      (417)     66,878
    Equity securities...............     3,738         268        (0)      4,006
                                       -------    --------   --------    -------
                                       $81,712    $  1,367   $  (452)    $82,627
                                       =======    ========   ========    =======
   December 31, 1994:
    U.S. Treasury securities........   $ 1,726    $      1   $   (67)    $ 1,660
    Obligations of states and
       political subdivisions.......     2,959          16       (17)      2,958
    U.S. Government Corporate and
      Agency Obligations............     4,769           0      (260)      4,509
    Other securities................     1,460           3       (26)      1,437
    Mortgage-backed securities......    73,673          45    (1,756)     71,962
    Equity securities...............     3,509         190        (0)      3,699
                                       -------    --------   --------    -------
                                       $88,096    $    255   $(2,126)    $86,225
                                       =======    ========   ========    =======

  In connection with the business combination with Bankers' Financial Services Corporation, the Corporation re-evaluated the appropriateness of all securities held by Bankers on March 1, 1995 in order to ensure the securities were presented as available for sale or held to maturity in a manner consistent with the Corporation's intentions. As a result, securities previously carried as available for sale of $5,588,000 were transferred to held to maturity, and securities previously carried as held to maturity of $500,000 were transferred to available for sale.

  The amortized cost and fair value of securities for the year ended December 31, 1995 by contractual maturity or call date, are shown below. Expected maturities will differ from contractual maturities or call dates because borrowers may have the right to prepay obligations with or without call or prepayment penalties, or elect not to prepay the obligation at call date. (in 000's)

                                    Securities Held to Maturity    Securities Available for Sale
                                    ---------------------------    -----------------------------
                                    Amortized            Fair       Amortized             Fair
                                      Cost              Value         Cost               Value
                                    ---------        ----------    -----------       -----------
  Due in one year or less........     $ 8,689           $ 8,703        $ 1,505           $ 1,489
  Due after one year through
     five years..................      13,731            13,998          5,628             5,697
  Due after five years
     through ten years...........       1,840             1,984          4,369             4,456
  Due after ten years............       1,935             2,101            100               101
  Mortgage-backed securities.....           0                 0         66,372            66,878
  Equity securities..............           0                 0          3,738             4,006
                                    ---------        ----------    -----------       -----------
                                      $26,195           $26,786        $81,712           $82,627
                                    =========        ==========    ===========       ===========

  Gross realized gains and losses from the sale of securities available for sale for the years ended December 31, 1995 and 1994, and calls of securities held to maturity for the year ended December 31, 1993 are as follows (in 000's):


                         1995     1994    1993
                         ----     ----    ----

  Realized gains......   $ 88     $232     $10
  Realized losses.....     98       44       0
                          ---     ----     ---
                         $(10)    $188     $10
                         ====     ====     ===

  Securities having a carrying value of $10,633,000 and $11,661,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

  NOTE E - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

  Changes in the allowance for loan losses for each of the three years ended December 31, were as follows in (000's):


                                                  1995      1994      1993
                                                 ------    ------    ------

  Balance at beginning of year                   $3,012    $2,453    $1,800
  Recoveries on loans                                70       145        61
  Provision charged to operations                   310       622       764
  Loans charged off                                (183)     (208)     (172)
                                                 ------    ------    ------
  Balance at end of year                         $3,209    $3,012    $2,453
                                                 ======    ======    ======

  Information with respect to impaired loans as of and for the year ended December 31, 1995 is as follows in (000's):


  Loans receivable for which there is a related
   allowance for loan losses.......................................... $  786
  Loans receivable for which there is no related
   allowance for loan losses..........................................    539
                                                                       ------
             Total impaired loans..................................... $1,325
                                                                       ======
  Related allowance for loan losses................................... $  400
                                                                       ======
  Average recorded balance of these impaired loans.................... $1,477
                                                                       ======
  Interest income recognized on these impaired loans.................. $   37
                                                                       ======

  Non-accruing loans totalled $1,581,000 at December 31, 1994 (all of which would be considered impaired under Statement No. 114). Interest income that would have been recorded under the original terms of the loan agreements amounted to $132,000 for the year then ended. Interest income on these loans, which is recorded only when received, amounted to $80,000 for the year ended December 31, 1994.

  NOTE F - LOANS TO RELATED PARTIES

  The Bank has granted loans to certain directors and executive officers of the Corporation and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans was $3,664,000 and $4,209,000 at December 31, 1995 and 1994, respectively. During 1995, $2,374,000 of new loans were made, and repayments totalled $2,919,000.


  NOTE G  - CONCENTRATIONS OF CREDIT RISK

  Most of the Corporation's business activity, including loans and loan commitments, is with customers located within Schuylkill, Lehigh, western Carbon, and northern Dauphin counties of Pennsylvania. The portfolio is well diversified, with no industry comprising greater than ten percent of the total loans outstanding. However, its debtors' ability to honor their contracts is influenced by the region's economy.

                                      Notes to Consolidated Financial Statements
                                                                     (continued)

  NOTE H - PREMISES AND EQUIPMENT

  The main classes of premises and equipment and the total accumulated depreciation were as follows in (000's):

                                          December 31
                                     --------------------
                                        1995       1994
                                     ---------  ---------

  Land.............................. $   593      $  593
  Building and improvements.........   6,448       6,448
  Furniture, fixtures and equipment.   4,793       4,543
  Leasehold improvements............      47          47
  Bank vehicles.....................     121         104
                                     -------      ------
                                      12,002      11,735
  Less accumulated depreciation.....  (6,622)     (6,013)
                                     -------      ------
                                     $ 5,380      $5,722
                                     =======      ======

  NOTE I - DEPOSITS AND BORROWED FUNDS

  The carrying amounts of deposits consisted of the following (in 000's):

                                          December 31
                                     --------------------
                                       1995       1994
                                     ---------  ---------
  DEPOSITS

  Demand...........................  $ 30,400   $ 31,210
  Interest bearing demand..........    65,117     71,678
  Savings..........................    56,247     59,717
  Time.............................   101,286     94,960
                                     --------   --------
                                     $253,050   $257,565
                                     ========   ========

  At December 31, 1995 and 1994, time certificates of deposit of $100,000 or more aggregated $5,913,000 and $5,143,000, respectively. Interest expense on these time deposits amounted to approximately $256,000 in 1995, $165,000 in 1994 and $136,000 in 1993.

  At December 31, 1995, the scheduled maturities of time deposits are as follows:

   Year ending December 31 (in 000's):


   1996........................  $ 69,826
   1997........................    16,855
   1998........................     7,209
   1999........................     4,360
   2000........................     2,910
   Thereafter..................       126
                                 --------
                                 $101,286
                                 ========

Notes to Consolidated Financial Statements
                               (continued)

  NOTE I - DEPOSITS AND BORROWED FUNDS (continued)

  BORROWED FUNDS

  Borrowed funds consisted of the following (in 000's):

                                        December 31
                                     -----------------
                                      1995       1994
                                     -------   -------
  Federal funds purchased and
   short-term borrwings...........   $ 5,535   $13,326
  Term borrowings.................     4,450     4,450
                                     -------   -------
                                     $ 9,985   $17,776
                                     =======   =======

  Federal funds purchased were $0 and $1,350,000 at December 31, 1995 and 1994, respectively. Short-term borrowings include advances on a flexible line of credit commitment from the Federal Home Loan Bank (FHLB) for borrowings up to 10% of the Bank's assets. The interest rate on these funds at December 31, 1995 and 1994 was 6.05% and 6.11%, respectively. Advances from the FHLB were $5,200,000 and $11,450,000 at December 31, 1995 and 1994, respectively and are secured by qualifying assets of the Bank. Also included in short-term borrowings are customer repurchase agreements that totalled $335,000 and $526,000 at December 31, 1995 and 1994, respectively.

  Term borrowings are term funds from the Federal Home Loan Bank (FHLB) under various notes which carry an average fixed rate of interest of 5.75% and mature in 1998.

  NOTE J - FEDERAL INCOME TAXES

  Significant components of the provision for income taxes attributable to operations were as follows (in 000's):

                                                       December 31
                                       ----------------------------------------
                                          1995           1994           1993
                                       ----------     ----------     ----------

  Current...........................     $1,671         $1,671         $1,582
  Deferred..........................       (117)          (194)          (327)
                                         ------         ------         ------
                                         $1,554         $1,477         $1,255
                                         ======         ======         ======

  Significant components of the Corporation's deferred tax assets and liabilities were as follows (in 000's):

                                                          December 31
                                                  --------------------------
                                                    1995               1994
                                                  ---------        ---------
  Deferred tax assets:
    Unrealized depreciation on securities........ $    0             $  636
    Allowance for loan losses....................    762                694
    Deferred loan fees...........................     64                 83
    Deferred compensation........................    176                167
    Other........................................     44                 14
                                                  ------             ------
       Total deferred tax assets.................  1,046              1,594
    Valuation allowance for deferred
     tax assets..................................   (100)               (64)
                                                  ------             ------
       Net deferred tax assets...................    946              1,530
                                                  ------             ------
  Deferred tax liabilities:
    Unrealized appreciation on securities........   (331)                 0
    Premises and equipment.......................   (246)              (233)
    Unearned income on loans.....................   (116)              (154)
    Prepaid expenses.............................    (83)              (123)
                                                  ------             ------
       Total deferred tax liabilities............   (776)              (510)
                                                  ------             ------
  Net deferred tax asset......................... $  170             $1,020
                                                  ======             ======

  A reconciliation of the provision for income taxes and the amount that would have been provided at statutroy rates is as follows (in 000's):



                                                            December 31
                                                    ---------------------------
                                                     1995       1994      1993
                                                    ------     ------    ------
  Provision at statutory rates on pretax income...  $1,687     $1,764    $1,647
  Effect of tax-exempt income.....................    (275)      (250)     (303)
  Effect of non-deductible merger expenses........     111          0         0
  Other...........................................      31        (37)      (89)
                                                    ------     ------    ------
                                                    $1,554     $1,477    $1,255
                                                    ======     ======    ======

  The income tax provision includes $(3,000) in 1995, $63,000 in 1994, and $3,000 in 1993, of income tax expenses (benefits) related to securities gains (losses) of $(10,000), $188,000 and $10,000, respectively.


  NOTE K - STOCK OPTION PLANS

  The Corporation adopted the 1995 Stock Option Plan for Non-Employee Directors and the 1995 Stock Incentive Plan on March 28, 1995. 190,000 shares of common stock are covered by the Plans. The Stock Option Plan for Non-Employee Directors provides for each director of the Corporation, who is not an employee, to receive each year an option to purchase 200 shares of common stock at an exercise price of 100% of the fair market value of the stock on such date. The options are exercisable immediately upon grant. The Stock Incentive Plan provides for the granting of awards by a committee of the Board to officers and other employees of the Corporation to purchase shares of common stock at an exercise price of 100% of the fair market value of the stock on such date. Options are deemed 100% vested one year after the date of the grant.

  Bankers granted 8,899 and 4,820 options in 1994 and 1993 respectively to directors and certain executive officers. These options to purchase Bankers common stock were converted into options to acquire shares of the Corporation as set forth under the terms of the merger agreement.

  Stock option transactions under the plan were as follows:

                                                                       December 31
                                                               ----------------------------
                                                                1995       1994       1993
                                                               ------     ------     ------
  Options outstanding at beginning of year...................  13,505      4,606          0
  Options granted during year................................   8,300      8,899      4,820
  Options exercised at $12.00 to $18.14 per share............  (3,437)         0       (214)
                                                               ------     ------      -----
  Options outstanding at end of year.........................  18,368     13,505      4,606
                                                               ======     ======      =====
  Options exercisable at December 31 at $12.00
   to $25.13 per share.......................................  12,468
                                                               ======
  Options available for grant at December 31................. 181,700
                                                              =======

  NOTE L - PENSION PLAN AND OTHER EMPLOYEE BENEFIT PLANS

  The Corporation has a noncontributory pension plan covering eligible employees. Benefits are based on the employee's compensation and years of service. The Corporation's funding policy is to contribute annually amounts not to exceed the maximum amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.


  The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements (in 000's):

                                                                                  December  31
                                                                         ------------------------------
                                                                           1995                 1994
                                                                         -------              -------
  Actuarial present value of benefit obligations:
    Accumulated benefit obligation, including vested
    benefits of $1,489 in 1995 and $1,422 in 1994...................     $(1,515)             $(1,443)
                                                                         =======              =======
    Projected benefit obligation for service rendered to date.......     $(1,795)             $(1,739)
  Plan assets at fair value, primarily listed stocks and
   U.S. government obligations......................................       2,277                2,351
                                                                         -------              -------
  Plan assets in excess of projected benefit obligation.............         482                  612
  Unrecognized net gain from past experience different
    from that assumed...............................................         (72)                (184)
  Unrecognized net transition asset.................................        (164)                (190)
                                                                         -------              -------
  Prepaid pension cost included in other assets.....................     $   246              $   238
                                                                         =======              =======

                                                                                         Year Ended December 31
                                                                            ----------------------------------------------
                                                                             1995                1994                 1993
                                                                             ----                ----                 ----
  Net pension expense included the following components:
    Service cost - benefits earned during the period.....................  $  56                $  56                $  53
    Interest cost on projected benefit obligation........................    119                  115                  103
    Actual return on plan assets.........................................   (156)                (160)                (158)
    Net amortization and deferral........................................    (26)                 (27)                 (33)
                                                                             ----                -----                -----
    Net periodic pension cost (income)...................................  $  (7)               $  (16)              $  (35)
                                                                             ====                =====                =====

  The weighted-average discount rate and the rate of increase of future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% and 6.00% respectively at December 31, 1995 and 1994. The expected long-term rate of return on plan assets was 7.50% in 1995, 1994, and 1993.

  In 1989, the Corporation established an Employee Stock Ownership Plan (ESOP) with deferred salary savings (401K) provisions. Employees who qualify may elect to participate in the 401K portion of the plan. A participating employee may contribute a maximum of 15% of his/her compensation. The Corporation will contribute $.25 for each $1.00 up to 4% of compensation that each employee contributes. Costs charged to expense for the 401K portion of the plan were $24,000, $17,000, and $15,000 in 1995, 1994, and 1993, respectively. Funding for the ESOP consisted of cash contributions of $50,000, for each of the years ended December 31, 1995, 1994, and 1993. The Plan is expected to purchase shares of Common Stock in the open market as contributions are made to it. Funding includes contributions from the employees and the Corporation into the 401K portion of the plan and corporate contributions into the ESOP. Purchases consisted of 4,144, 3,822, and 3,021, shares, at costs of $104,000, $105,000, and $90,000, for 1995, 1994, and 1993, respectively. Future contributions will be made at the discretion of the Board of Directors, and will be expensed at the time amounts are committed.

  The Corporation has implemented a nonqualified Executive Supplemental Income
  (ESI) Plan for a certain group of officers. Under the provisions of the ESI Plan, the participating officers of the Corporation have executed agreements providing each officer a retirement annuity benefit, or beneficiary a salary continuation benefit in the event of pre-retirement death. At December 31, 1995, the Plan covered 28 officers, and was being funded by life insurance carried on the lives of these officers. For the years ended December 31, 1995, 1994, and 1993, $8,000, $10,000, and $-0-, respectively, was charged to operations in connection with this plan.

  NOTE M - REGULATORY MATTERS

  Dividends are paid by the Corporation from its assets, which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this restriction, the Bank, without prior regulatory approval, can declare dividends to the Corporation totalling $2,796,000, plus an additional amount equal to the Bank's net profit for 1996, up to the date of any such dividend declaration.

  Under Federal Reserve regulations, the Bank also is limited as to the amount it may lend to its affiliates, including the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated 20% of capital stock and surplus.

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth beow) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

  As of December 31, 1995, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

  The Bank's actual capital ratios as of December 31, 1995 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:


                                                                         For Capital
                                                                          Adequacy      To Be Well
                                                            Actual        Purposes      Capitalized
                                                           ---------    ------------    -----------
  Total capital (to risk weighted assets).............       20.36%          8.00%         10.00%
  Tier 1 capital (to risk weighted assets)............       19.13           4.00           6.00
  Tier 1 capital (to average assets)..................       11.48       3.00 to 5.00       5.00


Notes to Consolidated Financial Statements
                                (continued)

  NOTE N - STOCKHOLDERS' EQUITY

  In 1989, the Corporation established a dividend reinvestment and stock purchase plan. Common stockholders may participate in the plan, which provides that additional shares of Common Stock may be purchased with reinvested dividends at prevailing market prices. To the extent that shares are not available in Treasury or open market, the Corporation has reserved 200,000 shares of Common Stock to be issued under the dividend reinvestment plan. The following number of Treasury shares were purchased by the plan:
  7,722 in 1995, 7,032 in 1994, and 5,671 in 1993.

  In March 1995, the Board of Directors approved a plan to repurchase up to 100,000 shares of the Corporation's common stock in an amount not to exceed $2,000,000. Repurchases under this program totalled $1,202,000 during 1995. When treasury shares are reissued, any excess of the average acquisition cost of the shares over the proceeds from reissuance is charged to surplus.

  NOTE O - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of the Bank's customers. Financial instruments include commitments to extend credit and standby letters of credit. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Commitments to extend credit are agreements to lend to the customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire in one year or less without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  The Bank's exposure to credit loss is essentially the same for these items as that involved in extending loans to customers. The Bank uses the same credit policies in making commitments and conditional obligations as it does for loans to customers. Collateral is obtained based on management's credit assessment of the particular customer.

  The risk of credit loss on off-balance sheet items is considered when determining the adequacy of the allowance for loan losses. The Bank's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, was as follows (in 000's):



                                               Contract or Notional Amount
                                              -----------------------------
                                               1995                 1994
                                              ---------           ---------

  Commitments to extend credit:
    Consumer...............................   $  17,961           $   9,822
    Real estate and commercial.............      17,850              19,858
  Standby letters of credit................       1,855               1,520
                                              ---------           ---------
                                              $  37,666           $  31,200
                                              =========           =========

  The Bank generally does not charge a fee to enter into standby letters of credit and unfunded loan commitments. Those commitments at December 31, 1995, if drawn upon, will be funded at current market rates.

                  Notes to Consolidated Financial Statements
                                                  (continued)

  NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

  A summary of the estimated fair values of the Corporation's financial instruments are as follows (in 000's):


                                                       December 31, 1995               December 31, 1994
                                                    -----------------------        ------------------------
                                                     Carrying       Fair           Carrying       Fair
                                                      Amount        Value           Amount        Value
                                                    --------        -------        --------       ---------
   Financial assets:
    Cash and due from banks....................       $ 11,356       $ 11,356       $ 10,803       $ 10,803
    Securities.................................        108,822        109,413        110,031        109,478
    Loans, net of allowance....................        172,158        173,667        179,822        172,714
    Accrued interest receivable................          2,016          2,016          1,729          1,729

   Financial liabilities:
    Deposits...................................        253,050        254,093        257,565        254,433
    Federal funds purchased and
     short-term borrowings.....................          5,535          5,535         13,326         13,326
    Term funds borrowed........................          4,450          4,454          4,450          4,425
    Accrued interest payable...................            881            881          1,032          1,032

   Off-balance sheet financial instruments:
   Commitments to extend credit................              0              0              0              0
   Standby letters of credit...................              0              0              0              0


NOTE Q - HERITAGE BANCORP, INC. (PARENT COMPANY ONLY)
FINANCIAL INFORMATION (in 000's)

  BALANCE SHEETS
                                                              December 31
                                                          ----------------------
                                                            1995          1994
                                                          -------       --------
  ASSETS
   Cash..............................................   $    360       $    653
   Securities available for sale.....................      2,855          2,739
   Investment in Bank subsidiary.....................     34,923         32,312
                                                        --------       --------
       TOTAL ASSETS..................................   $ 38,138       $ 35,704
                                                        ========       ========

  LIABILITIES
    Other liabilities................................   $    122       $    126
  STOCKHOLDERS' EQUITY...............................     38,016         35,578
                                                         ========       ========
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....   $ 38,138       $ 35,704
                                                        ========       ========

Notes to Consolidated Financial Statements
                                (continued)


  NOTE Q - HERITAGE BANCORP, INC. (PARENT COMPANY ONLY)
    FINANCIAL INFORMATION (in 000's)  (continued)


     STATEMENTS OF INCOME
                                                                                         Year Ended December 31
                                                                                    -----------------------------
                                                                                      1995       1994       1993
                                                                                    -------    -------    -------
     Dividends from Bank subsidiary.....................................            $ 2,566    $ 1,612    $ 1,561
     Other income.......................................................                 37         51        108
     Security gains.....................................................                  0        126          0
     Other expense......................................................                (19)       (48)       (70)
                                                                                    -------    -------    -------
     Income before equity in undistributed net income of
      subsidiaries .....................................................              2,584      1,741      1,599
     Equity in net income less dividends of Bank subsidiary.............                825      1,971      1,990
                                                                                    -------    -------    -------
       NET INCOME.......................................................            $ 3,409    $ 3,712    $ 3,589
                                                                                    =======    =======    =======
     STATEMENTS OF CASH FLOWS
                                                                                         Year Ended December 31
                                                                                     ----------------------------
                                                                                      1995       1994       1993
                                                                                     ------    ------     -------
     OPERATING ACTIVITIES
     Net income.........................................................            $ 3,409    $ 3,712    $ 3,589
     Undistributed earnings of subsidiary...............................               (825)    (1,971)    (1,990)
     Adjustments to reconcile net income to net
      cash provided by operating activities:
       Realized (gain) on sale of securities............................                  0       (126)         0
       Increase (decrease) in other liabilities.........................                (38)        44          7
                                                                                    -------    -------    -------
       NET CASH PROVIDED BY OPERATING ACTIVITIES........................              2,546      1,659      1,606

     INVESTING ACTIVITIES
     Purchase of securities.............................................                (40)      (227)       (42)
     Sales and maturities of securities.................................                  0        176          0
     Dissolution of non-bank subsidiary.................................                  0          0        126
                                                                                    -------    -------    -------
       NET CASH PROVIDED BY (USED IN)
        INVESTING ACTIVITIES............................................                (40)       (51)        84

      FINANCING ACTIVITIES
      Purchase of treasury stock........................................             (1,285)         0        (34)
      Issuance of treasury stock........................................                255        187        149
      Cash dividends....................................................             (1,766)    (1,572)    (1,447)
      Cash paid in lieu of fractional shares............................                 (3)       (10)         0
                                                                                    -------    -------    -------
       NET CASH USED IN FINANCING ACTIVITIES............................             (2,799)    (1,395)    (1,332)
                                                                                    -------    -------    -------
     Increase (decrease) in cash........................................               (293)       213        358
     Cash at beginning of year..........................................                653        440         82
                                                                                    -------    -------    -------
      CASH AT END OF YEAR...............................................            $   360    $   653    $   440
                                                                                    =======    =======    =======

  Notes to Consolidated Financial Statements